UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

December 30, 2002

001-13836
(Commission File Number)

TYCO INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	04-2297459
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

THE ZURICH CENTRE, SECOND FLOOR, 90 PITTS BAY ROAD
PEMBROKE, HM 08, BERMUDA
(Address of registrant’s principal executive office)

441-292-8674
(Registrant’s telephone number)

Item 9.    Regulation FD Disclosure

As described in Tyco’s Form 8-K Report filed September 17, 2002 (“the September 2002 Report”), Boies, Schiller & Flexner LLP (“the Boies Firm”), was initially retained beginning April 30, 2002, to represent Tyco in connection with the review and analysis of transactions between the Company and certain senior corporate officers and directors, and to represent Tyco in connection with any related litigation. The September 2002 Report includes a summary of such transactions and certain related litigation that had been filed at that time. As also described in the September 2002 Report, beginning in June 2002 the Boies Firm’s retention was expanded.

In July 2002, when Ed Breen became the Chief Executive Officer of Tyco, the work of the Boies Firm was further expanded to include a review and analysis of, and litigation concerning, selected accounting and corporate governance issues and transactions in addition to the conduct and compensation of senior corporate executives and directors addressed in the September 2002 Report. This work has sometimes been referred to as Phase 2 of the Boies Firm’s work. The purpose of Phase 2 of the Boies Firm’s work was identified by Chief Executive Officer Ed Breen, was discussed with the staff of the Securities and Exchange Commission and was referred to in the Company’s 10-Q dated August 14, 2002. This purpose was to review Tyco’s 1999-2002 reported revenues, profits, cash flow, internal auditing and control procedures, accounting for major acquisitions and reserves, the use of non-recurring charges, the personal use of corporate assets, the use of corporate funds to pay personal expenses, employee loan and loan forgiveness programs, and corporate governance issues, and to advise the Company concerning:

a)
the integrity of the company’s financials and the possible existence of systemic or significant fraud, or other improper accounting that would materially adversely affect the Company’s reported earnings or cash flow from operations in 2003 or thereafter;

b)	corporate governance issues at the segment level including an examination of the post-acquisition integration of acquired companies;

c)	revenue recognition procedures and practices;

d)	acquisition accounting and reserves;

e)	significant corporate level adjusting journal entries;

f)	unreconciled inter-company transactions, if any, between Tyco International Group, S.A. (“TIGSA”) and other Tyco subsidiaries; and

g)	recommendations and conclusions concerning the Company’s accounting and corporate governance for the future.

To maximize the effectiveness of the Boies Firm’s work and the likelihood that the Firm would have full and complete access to all information available to the Company, the Company’s management and Board did not limit the work of the Boies Firm in connection with its review of Tyco’s accounting and corporate governance. The Boies Firm was given unfettered access to all Company records and personnel, was given unfettered access to the Company’s independent outside auditors, had no fixed or limited budget, and was free to, and in fact did, expand the scope of its review when it believed it appropriate to do so. Without attempting to duplicate the efforts of the Boies Firm, the Company’s management undertook additional efforts which identified potential accounting and corporate governance problems and possible solutions to those problems. Those efforts include additional audits of selected business units by the Company’s regular outside auditors and a controllership risk analysis undertaken by the Company’s Senior Vice President of Corporate Governance with the assistance of Deloitte & Touche.

The Boies Firm was assisted in its work by forensic accountants from Ernst & Young, KPMG, and Urbach, Kahn & Werlin (“UKW”). During the months of August through December 2002, approximately 25 lawyers and approximately 100 accountants were engaged in the Phase 2 work of the Boies Firm. In total, more than 15,000 lawyer hours and about 50,000 accountant hours were devoted to the Boies Firm’s Phase 2 review and analysis. The review team examined documents and interviewed Tyco personnel at more than 45 operating units in 15 states in the United States and in 12 foreign countries.

The Boies Firm received the full cooperation of Tyco’s auditors, PricewaterhouseCoopers (“PWC”), as well as of Tyco’s current management. As requested by the Company’s Chief Executive Officer, Ed Breen, the Phase 2 work began in August 2002, while Phase 1 of the Boies Firm’s review and analysis was still in progress. Chief Executive Officer Ed Breen’s stated goal is to make Tyco’s corporate governance and accounting practices not just acceptable but consistent with best practices under applicable rules and regulations.

As part of the review, members of the team were asked to raise for consideration any potential problem they could identify concerning the subjects under review and to identify transactions that presented any potential accounting problem concerning the subjects under review. Once raised, the potential problems and related transactions were analyzed to determine which of them could be concluded, based on the evidence available, to have been actual errors and what action, if any, should be taken. Where it was concluded that there was no clear error, the issue was further analyzed to consider whether there were recommendations concerning future practices, procedures, or disclosures that were appropriate.

Few, if any, major companies have ever been subjected to the corporate governance and accounting scrutiny entailed in Phase 2 of the Boies Firm’s work. However, despite the extent of the Boies Firm’s work, the Company has not sought to go back and identify every accounting decision and every corporate act over a multi-year period that was wrong or questionable, or whether there was a preferable accounting treatment among the alternative accounting treatments available under Generally Accepted Accounting Principles (“GAAP”). Given the size and scope of the Company’s operations, such a task, or anything approaching it, would have been impossible within any plausible time-frame. Moreover, in part because of the passage of time, documentation was not always available; the documentation that was available was often dispersed; and neither the Boies Firm nor the Company had the benefit of information from prior senior management of Tyco because the former Chief Executive Officer, Chief Financial Officer, and Chief Corporate Counsel have all been under criminal indictment during the course of this review and analysis. All of these factors, as well as the Company’s past failure to document many decisions contemporaneously, would have limited the conclusions that could be drawn concerning individual accounting treatments in any event. Nonetheless, for the actual purposes of the work, as discussed above, the Company believes that the scope and detail of the review, and the documentation and information available, was sufficient to reach the conclusions discussed below.

The Company is not aware of any systemic or significant fraud related to the Company’s financial statements or of any clear accounting errors that would materially adversely affect the Company’s reported earnings or cash flow from operations for the year 2003 and thereafter. However, as discussed below, certain instances of erroneous accounting entries have been identified and corrected. In addition, current management has concluded that, in the past, the Company in general suffered from poor documentation; inadequate policies and procedures to prevent the misconduct of senior executives that occurred; inadequate procedures for proper corporate authorizations; inadequate approval procedures and documentation; a lack of oversight by senior management at the corporate level; a pattern of using aggressive accounting that, even when not erroneous, was undertaken with the purpose and effect of increasing reported results above what they would have been if more conservative accounting were used; pressure on, and inducements to, segment and unit managers to increase current earnings, including by decisions as to what accounting treatment to employ; and a lack of a stated and demonstrable commitment by former senior corporate management to set appropriate standards of ethics, integrity, accounting, and corporate governance. In furtherance of present management’s stated goal of making Tyco a leader in the quality of its accounting and corporate governance, the Company has taken, and is taking, steps to remedy these weaknesses.

Among the steps the Company has identified are the following charges, reflecting corrections of accounting errors in the periods prior to fiscal year 2002 and accounting adjustments for fiscal year 2002:

	Fiscal 2002
Issue	Q1	Q2	Q3	Q4	Total
ADT Dealer Reimbursements	185.9	0.0	0.0	0.0	185.9
Gain on Issuance of Shares of Subsidiary	39.6	(39.6)	0.0	0.0	0.0
Acquisition Accounting & Reserve Corrections	36.1	0.0	0.0	0.0	36.1

Elimination of Intercompany Profit Margin	29.0	16.0	3.9	(48.9)	0.0
Elimination of Capitalized Interest on TGN	0.0	16.1	14.8	(30.9)	0.0
TGN Impairment	0.0	(61.1)	0.0	61.1	0.0
Other Misc Adjustments	0.0	0.2	(0.3)	(1.3)	(1.4)
Tyco Infrastructure Goodwill Impairment	0.0	0.0	112.8	(26.9)	85.9
TyCom Goodwill Impairment	0.0	0.0	218.6	(218.6)	0.0
Restructuring and Other Unusual Charges	0.0	0.0	0.0	(32.7)	(32.7)
Tyco Infrastructure Audit Adjustments	0.0	0.0	0.0	77.3	77.3
ADT Capitalized Costs	0.0	0.0	0.0	31.1	31.1

Total Pre-tax Adjustments	290.6	(68.4)	349.8	(189.8)	382.2

As was the case in the September 2002 Report, the Company, in an effort to continue the process of restoring public confidence in Tyco, includes in this filing a number of disclosures that would not ordinarily be included in public filings.

A.    The Integrity of the Company’s Accounting

As discussed in the September 2002 Report, prior senior management’s stewardship of Tyco was characterized by serious abuses of trust and self-dealing by the highest officers of Tyco. As also discussed in the September 2002 Report, during at least 1999 to 2002, Tyco’s prior senior management from time to time failed to properly report and account for their compensation and conduct. At the time that the misconduct of prior senior management was discovered, there was the inevitable question of whether the same management mind-set that had led executives to seek personal benefit at the expense of the Company might have led those same executives to attempt to fraudulently or improperly inflate the Company’s reported financial results, and the new Chairman and CEO asked that this be investigated. Determining whether significant undisclosed fraud or other improper accounting existed which could materially affect the Company’s current reported earnings and cash flow from operations was a first priority of Chief Executive Officer Ed Breen and his new senior management team.

During at least the five years preceding Kozlowski’s resignation, Tyco pursued a pattern of aggressive accounting that was intended, within the range of accounting permitted by GAAP, to increase current earnings above what they would have been if a more conservative accounting approach had been followed. There were also instances where senior management exerted pressure and provided incentives which had the purpose and effect of encouraging unit and segment officers to achieve higher earnings, including in some cases by their choice of accounting treatments.

For example, in 1999 a controller for one of the Fire & Security business units prepared and gave a presentation to the subsidiary’s operating managers relating to what was entitled “Acquisition Balance Sheet Opportunities.” It urged its audience to “be aggressive in determining exposures; determine reserves with worst case scenario; have a strong story to tell regarding each reserve; book the reserves on the acquired company’s financial system; use the owner for ideas; improve on your estimates.” The presentation also told its audience to “be aggressive in determining the reductions of the asset,” and “create stories to back the reductions.”1 With respect to “transitioning the acquired company” by creating reserves to cover one-time costs, the document provided “being aggressive in our estimates will allow us to be aggressive in the cost we apply.” It also provided, “keep the reserve descriptions within the accounting rules but stretch the expenditures that go in.”

A similar document summarizes a September 18, 1998 Tyco presentation on the US Surgical (“Surgical”) merger which closed October 1, 1998. The presentation in its “Synergies Summary,” indicated that Tyco could recognize $72 million from “Financial Engineering” in 1999 and $52 million in the each of the following two years.

An August 17, 1998 memorandum similarly identified means to achieve EBIT goals for Surgical in the first year after the merger. The memo lists numerous cost-savings measures, and reaches a “total savings before financial engineering” of $145.4 million. The memo also suggests $64.6 million in “financial engineering” categories, including plans to “over-accrue expenses in Q3 before closing” and “accrue in advance rebates.”

Another document dated September 10, 1996 discusses “Carlisle Plastics – Financial Engineering and Purchase Accounting.” The memo and attachments define “financial engineering” as “pre-merger entries” and “purchase accounting” items as “post-merger entries.” A “Discussion Items” attachment states “we’ll book additional ‘Financial Engineering’ reserves in July with the objective of having a break even month. This way we won’t raise any flags with the Lender reporting. The balance of the reserves will be booked in August.” The equity balance sheet attachment for the Carlisle acquisition contemplates $26,440,000 in financial engineering, thereby reducing pre-merger earnings by that amount. The detailed schedule demonstrates that the overwhelming portion of the financial engineering will be in the month just prior to the consummation of the merger.

1     One version of this document has a marginal notation adjacent to this comment as follows: “Be Careful!! – I wouldn’t want this to get out.” In addition, opposite the comments “Severance – if immaterial, our existing business – include fringe at high rate,” there is a handwritten notation that states, “I would strongly recommend Never to put this in writing!!”

Aggressive accounting is not necessarily improper accounting. For example, the aggressive review of assets to determine which assets should be properly written down (and which should be written up) before a merger, as opposed to in the period immediately after the merger, can enhance the utility of the resulting financials. However, Tyco’s aggressive accounting in the past was not neutral as to the timing of the recognition of revenues and expenses. The Company, for example, devoted considerably less attention to identifying appropriate accounting adjustments that would reduce reported earnings in the period immediately after an acquisition than it devoted to identifying appropriate accounting adjustments that would increase reported earnings after an acquisition.

Moreover, there were instances where prior management appeared to influence the management of an acquisition target into adopting accounting treatments that “over-accrued” expenses prior to an acquisition’s consummation or otherwise exceeded what was permitted by GAAP. For example, in the month before the merger, US Surgical accrued $18.7 million for potential legal fees related to on-going patent defenses and other items. The Company later reduced this amount by $18.2 million, in the same period, as a result of discussions with the Company’s external auditors, because it concluded that the initial accrual did not represent a reasonable estimate of legal fees. In addition, as set forth below, in a number of instances the accounting treatment applied to certain transactions in the Company’s reported financials was erroneous. Although none of those erroneous transactions, individually or in the aggregate, was material to the Company’s financials, their number and absolute size, and the extent to which they have a common effect, emphasize the perspective of prior management in making accounting decisions.

In addition to accounting that the Company has concluded was erroneous, transactions were identified in the review and analysis of the Company’s accounting and corporate governance with respect to which reasonable questions could be raised as to the appropriateness of the accounting treatment, but as to which there was not sufficient basis to conclude that the accounting treatment was inappropriate. In some cases, even though not necessarily erroneous, the accounting treatment would not be the accounting treatment that the Company would employ today (e.g., amortizing the cost of ADT accounts acquired through dealers without specific account identifications for disconnects). However, in none of the instances of questionable accounting examined, except for the matters discussed in the September 2002 Report, was there credible evidence of intentional fraud; nor, except possibly in cases where acquisitions were accorded pooling of interests treatment,2 would there be any material adverse effect on the Company’s reported earnings or cash flow from operations for the years 2003 and thereafter if such accounting treatments in prior periods were reversed.

2     As discussed below, the Company with the concurrence of its auditors continues to believe that the pooling acquisitions were properly accounted for and that thus there is no need to restate pooling transactions under purchase accounting principles.

B.    Corporate Governance Issues

In light of the issues raised in the September 2002 Report, corporate governance issues at the segment level were analyzed, with emphasis on (a) relocation loan programs, (b) other employee loan programs, (c) personal use of corporate assets, (d) charitable contributions, and (e) executive compensation.

The Company authorized relocation loans at the segment level as well as at the corporate level. Such loans at the segment level were substantially smaller both individually and in the aggregate than the relocation loans described in the September 2002 Report. Relocation loans outstanding at the segment level units reviewed as of June 30, 2002, totaled $3.8 million. Of the total $3.8 million loans outstanding, about $3.2 million appear not to have conformed to applicable policies and guidelines, although some had legitimate business justification.

The Company has also loaned money to segment personnel through Company loan programs other than relocation loan programs. Again, the amounts of such loans were substantially less than the amounts of similar loans discussed in the September 2002 Report. At the segment level as of June 30, 2002, there was a total of $12 million in outstanding employee loans at the units reviewed, other than relocation loans, including a $2 million loan from TME to a TyCom employee. Of the total $12 million in such loans outstanding as of June 30, 2002, the $2 million loan from TME to a TyCom employee and $70,000 in other loans do not appear to have conformed to segment policy. In two instances totaling $182,000, Key Employee Loans for restricted stock were authorized by Mr. Kozlowski’s personal assistant, who had been authorized by Messrs. Kozlowski and Swartz to sign any document or request charged against the executive department.

Amounts due to the Company as a result of loans made to Company personnel at the segment level were from time to time forgiven by the Company. As of June 30, 2002, $3.7 million in non-relocation loans at the segment level units reviewed had been or were scheduled to be forgiven. The Company is currently seeking repayment of $2 million of this amount. Approval for the forgivenesses was often not clear from the documentation, which included journal entries, office memoranda, termination agreements, and emails.

Personal use of corporate assets at the segment level appears to have been limited. However, instances identified included an instance where Mr. Kozlowski had the Fire & Security segment rent expensive hotel accommodations for him in London, which cost about $110,000, for 13 days; an instance in which Mr. Kozlowski caused the same segment to employ his personal assistant in London and provide her with an apartment, maintenance expenses, and other benefits from May 2001 to July 2002; and an instance in which Mr. Kozlowski caused the TyCom subsidiary to employ a person from December 1999 to July 2000 who later became an employee of Tyco Sailing.

In addition, the segments maintained approximately 13 apartments, of which three were for TyCom employees. In at least three cases, no income was imputed to the employee for the use of the apartments. In many cases, apartments were found to have been used at least in part for business purposes. All except one of the apartments have been or are in the process of being discontinued – that is, the leases have expired or the apartments have been or are being sold. (The above does not include apartments for expatriates or numerous apartments in Japan where it is customary for employees to have access to an apartment.)

With respect to aircraft, some segments owned or leased aircraft, which they shared with other business units. As of the present time, no aircraft are carried upon the books at the segment level. However, the Healthcare segment plans to assume responsibility for lease payments on a corporate aircraft. Logs were maintained as to who used the aircraft and when; however, at both the corporate and segment levels there was inadequate documentation of the purposes for which the aircraft was used.

There were instances in which employees used Company-owned cars that were inconsistent with Company policy. For example, three employees who had company cars also received car allowances. Procedures have been put in place to prevent the use of company cars in ways inconsistent with Company policy in the future.

During the period from 1999 through 2002, approximately $20.6 million in charitable contributions were made at the segment level at the units reviewed. The contributions appear to have been made for legitimate purposes and did in fact go to the entities indicated. However, a number of these contributions appear to have been made without a formal authorization process and there was one instance (for $150,000) in which the recipient did not qualify as a charity.

At the segment level, unauthorized bonuses by the Company and its component units and segments totaled approximately $2.2 million. There were also undocumented bonuses totaling about $6.7 million, and one instance where a unit Vice President approved a bonus for the unit’s President. There were also instances in which large bonuses appeared to be the product of overgenerous bonus formulas and appeared to be out of proportion to the level of responsibility of the employee. These totaled about $51.7 million. In addition, there were at least four instances where segments changed the bonus formulas as the year progressed, sometimes in ways that appeared to provide bonuses to people who would not otherwise have received a bonus under the pre-existing formula.

C.    Revenue Recognition Practices and Procedures

Revenue recognition practices and procedures were reviewed throughout the Company’s four segments (Electronics, Engineered Products & Services, Healthcare & Specialty Products, and Fire & Security Services), with particular emphasis on certain business units selected because of the method in which revenue was recognized as well as the size and location of the operations.

Electronics Segment.    Most of Electronics’ revenues were reported as product was shipped, when title and risk of loss was transferred. There were four locations (M/A-Com, M/A-Com PRS, Fisk, and Power Systems) that used percentage of completion accounting for revenue recognition. At all locations there were systems in place to accumulate costs that were incurred and prevent progress billings from being recognized as income. M/A-Com and M/A-Com PRS used a cost-to-cost approach to determine revenue recognition while Fisk used a variation of such method. All entities appear to have had appropriate controls in place. Since at Power Systems title and risk of loss were not transferred until 90% of the equipment was delivered, the cost status of the contract was reviewed monthly to determine revenue recognition.

In April 2001, TyCom entered into an agreement with Siva Limited for the purchase by Siva of 10 wavelengths on the Atlantic portion of the TyCom network and two options to purchase additional wavelengths on other portions of the network. TyCom was obligated to deliver three wavelengths on June 30, 2001 and seven wavelengths on September 15, 2001 for a purchase price of $140 million payable over five years. The purchase price was to be allocated among the wavelengths, options, embedded operations, maintenance payments, and imputed interest. Revenue was recognized on the sale of the first three wavelengths ($27 million) when they were delivered and paid for, and on the remaining seven the quarter after they were delivered ($63 million) – the time at which Siva made the required installment payment. Approximately $60.7 million in amounts due from Siva were written off in March 2002. There is now a claim that TyCom owes Siva 16 options, more than what TyCom believes is owed. If this were determined to be the case, the transaction and its accounting treatment would have to be re-evaluated because there would be 16 options for which a fair value could not be fixed, and the Company would not be entitled to recognize revenue at the time of the sale.

Engineered Products & Services Segment.    The business units in this segment primarily produce and sell manufactured products and revenue was therefore recognized when the products were shipped. EarthTech and Tracer Industries, however, enter into long term contracts as part of their operations. Revenue in these business units was recognized as services were rendered and upon varying stages of completion. Proper controls appeared to be in place at each division to enable accurate revenue recognition as work progresses under the contracts. EarthTech had procedures to eliminate intra-company and inter-company receivable and payable balances. EarthTech did not, however, have similar procedures to insure that intra-company and inter-company revenues were being eliminated. Certain EarthTech revenues were found not to have been eliminated in consolidation, resulting in a $41 million overstatement of revenues for fiscal year 2001 and a $101 million overstatement of revenues through the first three quarters of fiscal year 2002. The $101 million overstatement of revenues was corrected by amendment at the time that the year-end unaudited financials were prepared.

Healthcare & Specialty Products Segment.    Most of Tyco Healthcare’s revenues were derived from the delivery of products. The nature of the majority of Tyco Healthcare’s businesses does not present a significant revenue recognition risk as revenue is generally recognized when title passes.

Fire & Security Services Segment.    Although not revenue recognition per se, there were analogous issues at ADT, including with regard to fees charged to dealers when service contracts were purchased. These fees were charged to dealers at the time of a customer account purchase and were recorded as a reimbursement of selling, general, and administrative expenses. In October 2002, the Company determined that the fees recorded as a reimbursement of costs were in excess of reimbursable costs incurred and should be deferred and amortized over the estimated useful life of an acquired customer relationship. The first three quarters of 2002 were restated to give effect to such changes. The result of the Company’s decision was to reduce reported pre-tax earnings during fiscal year 2002 by $135 million. In addition, the Company is taking a charge of $185.9 million in fiscal year 2002 representing the amount of revenue effectively recognized in the fiscal years 1999 to 2001 that should have been deferred and amortized over the estimated useful life of the account.

D.    Acquisition Accounting: Pooling and Purchase Accounting Transactions

The accounting for fifteen large transactions, the selection of which was made after consultation with the SEC staff, has been reviewed in detail. Of the fifteen, three of the transactions (AMP, Surgical, and Keystone) were accounted for under the pooling of interests method. The remaining twelve (Sherwood, Mallinckrodt, Carlisle Plastics, Thomas & Betts, SSI, Raychem, Central Sprinkler, AFC Cable, Scott Tech, Simplex, Sensormatic, and Wells Fargo) were accounted for under the purchase accounting method. During the fiscal years 1999-2002, Tyco completed mergers and acquisitions with a total value of $40.4 billion excluding debt assumed in connection with purchase accounting transactions, and $44 billion including debt assumed. The mergers and acquisitions reviewed in detail represent $25.6 billion (63.4%) excluding debt assumed in connection with purchase accounting transactions, and $28.3 billion (64.3%) including debt assumed, of those 1999-2002 transactions.3 In addition, at the request of the SEC staff, certain mergers and acquisitions prior to 1999 were also reviewed in detail. The total value of the 15 mergers and acquisitions reviewed in detail as part of the Company’s review was $30.1 billion excluding debt assumed in connection with purchase accounting transactions, and $32.9 billion including debt assumed. In addition, as discussed below the review included an examination of certain aspects of mergers and acquisitions not included in the in-depth review.4

3    These amounts do not include the value of the Company’s acquisition and disposition of The CIT Group, Inc.

4    For example, during the Company’s review and analysis of accounting issues related to acquisitions, an issue was also identified concerning Tyco’s acquisitions of Sigma Circuits, Inc. (a $71 million acquisition, inclusive of debt assumption, completed on July 8, 1998) that illustrates prior management’s efforts to increase Tyco’s reported earnings (in this case by delaying Sigma shipments until after the Sigma acquisition was completed so that Tyco rather than Sigma would be credited with the revenue). The Sigma acquisition was not one of the 15 transactions that were the initial focus of the Boies Firm’s examinations of the Company’s acquisition accounting. However, during that examination, a June 19, 1998 letter from the Sigma Chief Financial Officer was identified in which the Sigma CFO indicated that he was “prepared to delay shipment of certain product until early July” as requested by Tyco and, as a result of which, Sigma would not achieve its anticipated revenue minimum established in the June 1, 1998 Merger Agreement.

For pooling transactions, the review considered pre- and post- merger asset dispositions that might have been in contemplation of the poolings; additional payments to shareholders that might have resulted in disparate treatment of shareholders; changes in equity interests that might have been in contemplation of the combination; and whether there were any stock repurchases by Tyco that were not planned as part of the merger in the nine months following the consummation of the merger.

For all 15 transactions, an examination was made as to whether there was contemporaneous documentation supporting the establishment of acquisition or merger-related charges and fair value adjustments recorded by Tyco in connection with a purchase; whether amounts charged against each restructuring or acquisition-related reserve were consistent with the purpose of the reserve; whether adjustments to such reserves were supported by contemporaneous documentation and were properly recorded; whether gains on revalued fixed assets acquired in a purchase recognized in the year after the purchase were supported by contemporaneous documentation; and whether impairments, revenue recognition, accruals, expense recognition, and one time charges recorded by the acquired or combining company from the initiation date through the consummation date met disclosure requirements and were supported by valid contemporaneous documentation.

1.  Pooling Transactions.

There were only two transactions accorded pooling of interests treatment during the period 1999-2002. These transactions were AMP and U.S. Surgical. In addition, the Company at the request of the SEC staff included the Keystone pooling transaction from 1997 in the review. The review identified issues concerning the three pooling transactions about which questions existed as to the appropriateness of using pooling of interests accounting. The Company with the concurrence of its auditors believes that none of these questions require revising the original accounting treatment of those transactions. However, because certain of those questions are complex, a more detailed discussion of those questions than that of other issues in this report is included below.

a.   Disposition of Assets

Accounting rules permitting a pooling of interests do not allow either of the combining entities to dispose of significant assets in contemplation of a merger, other than in the ordinary course of business or to eliminate duplicative facilities or excess capacity. Accordingly, the review examined pre- and post-combination dispositions to evaluate whether such dispositions, if any, were in contemplation of the merger. The review identified post-combination disposition of assets following the AMP and Surgical

The Sigma CFO asked Tyco to confirm that the resulting failure of Sigma to meet the quarterly revenue minimum established in the Merger Agreement was “acceptable to Tyco and within the spirit of the Definitive Agreement”. The Sigma CFO’s June 19 letter was faxed to Tyco the same day and, later that day, faxed from the recipient to others within Tyco. On June 22 a handwritten notation was made on one of the faxed copies: “I.G. says do side letter – no reference to underlying reason – told Brian [the original recipient of the letter] to proceed.”

mergers that required detailed analysis to evaluate whether such dispositions were consistent with pooling requirements.

For example, in the case of AMP, certain assets that would be considered significant under the pooling rules had been taken out of service, or “mothballed,” and were written down or written off. A threshold question was whether such “mothballing” and related write offs should be viewed as a disposition or abandonment of assets. The Company with the concurrence of its auditors concluded that the idled assets were, in fact, merely idle and not disposals, since they were maintained in working condition, covered by insurance, subject to property taxes and actually represented excess capacity. Segment management had also requested and received a contemporaneous professional interpretation at the time of the combination supporting the Company’s accounting treatment. The Company with the concurrence of its auditors has concluded that the idling of these AMP assets did not represent a significant disposal of assets in contemplation of the merger such that such actions would require the reversal of the pooling of interests treatment given AMP, including for the reason that such idling was not a disposal of assets.

In the case of Surgical, there were contemporaneous documents that suggested there was considerable pre-merger discussion about the disposition of some of Surgical’s businesses. For example,

■	An August 17, 1998 memo listed several business units under “Businesses/R&D to eliminate”: cardiovascular, life sciences, hearing aid, and “other R&D.”

■
A September 9, 1998 memo stated that a manager “started putting pressure” on Surgical’s former CEO and presented a “plan” for increasing earnings which included “Sell Interventional Cardiovascular” and “Sell or JV Life Sciences.”

■	A document relating to a September 18, 1998 presentation identified “Centers of Excellence” as a “risk” and included “Angio Seal” in a list entitled “Discontinued Operations Versus Gain.”

■
A September 11, 1998 spreadsheet entitled “financial engineering” contained several line items with the notation “exit business,” and margin notes list “PAS” under “disposal of business.” Under “Life Sciences”, notes on the spreadsheet also ask “Life Sciences – can we treat as discontinued?”

■
A September 21 email included under “Interventional & Life Sciences” the statement “The question remains, how to make the most timely accounting provisions as we JV these businesses.” The email also suggested that if Surgical told soon to be discharged employees “what their packages will be . . . perhaps this would be the basis to get it into the restructuring charge – almost at the beginning.”

Surgical’s post-combination dispositions constituted approximately 12% of Surgical’s pre-merger assets, a level of dispositions that would be considered significant. However, one disposition (related to the Progressive Angioplasty Systems, Inc. business), constituting 6% of Surgical’s assets before the merger, represented a cardiovascular product that resulted in deaths and increased restenosis during clinical trials and was associated with high product development costs. The Company with the concurrence of its auditors has determined that the abandonment of that line of business was a result of information obtained after the merger, and not in contemplation of the merger, and that the other 6% of dispositions did not represent individually or in the aggregate a significant disposition in contemplation of the merger.

b.  Disparate Treatment of Shareholders

The poolings at issue were also reviewed to determine whether shareholders were treated disparately. In general, a pooling may not result in the award of additional shares of stock or other consideration to any shareholder for his or her shares of the combining company, other than the same consideration provided to all former stockholders of the combining entities. Such disparate treatment of shareholders within two years after the consummation date of the merger is impermissible in the pooling of interest combinations except, in the case of former employees, for reasonable compensation for services.

In the AMP pooling, a $7 million payment to the former president of AMP in connection with a termination agreement signed on the date of the transaction was identified. This payment was in addition to the former president’s pre-existing severance arrangement of three times salary. The issue is whether such payment compromised the part-cash, part-stock prohibition in APB 16, paragraph 47.b. Contemporaneous documentation is limited. However, in connection with the merger discussions, the individual had been offered a Tyco Board seat and the position of CEO of Tyco Electronics by Mr. Kozlowski, with both offers withdrawn prior to closing. Since the enhanced severance was negotiated as compensation for the withdrawn offer and as restitution for lost expected future earnings, and given the position and experience of the terminated executive, the Company with the concurrence of its auditors believes that these severance terms were reasonable compensation and were not effected to reward the former president in his capacity as a shareholder.

Questions were also raised about the pooling treatment of the three transactions included in the review relates to issues with respect to possible disparate treatment of shareholders involved in the October 1, 1998, merger with Surgical. The issues arise from transactions between Tyco and Surgical’s former CEO and other senior executives. Tyco entered into a retention agreement with Leon Hirsch, the former CEO of Surgical, at the same time it entered into similar agreements with 25 other senior Surgical executives and then amended and extended Hirsch’s agreement when he did not become Chairman of the Tyco segment after the merger. The Company considered whether a substantive level of service obligation commensurate with the classification of an employee status existed or whether the agreements might be considered an alteration of equity interests and a violation of APB 16. Segment management substantiated the agreements and indicated that 60% of the executives remained at Surgical, several with expanded roles, and all of the executives were fully accessible and responsible for consulting services. After detailed analysis, the Company with the concurrence of its auditors has concluded that the compensatory agreements represented legitimate employment contracts.

c.  Continuity of Equity Interests

Significant technical questions were also raised with respect to the transactions in February 1999 between Hirsch and Tyco involving Hirsch’s submission to the Company of Tyco shares to satisfy the exercise, or strike price, of Tyco options and for cash. After detailed analysis, the Company with the concurrence of its auditors continues to believe that such transactions were consistent with the rules permitting pooling accounting.

d.  Post-Merger Treasury Stock Reacquisition

No violations of the pooling rules pertaining to the Company’s direct or indirect reacquisition of all or part of the common stock issued to effect the combination were found in the reviews of the three pooling transactions included among the fifteen acquisitions.

2.  Purchase and Pooling Accounting Transactions.

During the period 1999-2002, Tyco completed more than 700 acquisitions that were afforded purchase accounting treatment. The total purchase price for those acquisitions was $25.8 billion excluding debt assumed and $29.4 billion including debt assumed. The 6 acquisitions from 1999-2002 included in the Boies Firm’s review represented $11 billion of purchase price excluding debt assumed (42.7%) and $13.7 billion of purchase price including debt assumed (46.4%). The Boies Firm’s review, at the request of the SEC staff, included 6 acquisitions from years prior to 1999; those acquisitions totaled $3.3 billion in purchase price excluding debt assumed and $3.4 billion in purchase price including debt assumed. In total, the purchase accounting transactions included in the Boies Firm’s review had a combined purchase price of $14.3 billion excluding debt assumed and $17.1 billion including debt assumed.

With respect to the purchase accounting and pooling transactions examined, there were instances in which the pre-acquisition earnings of an acquired entity for the period immediately preceding the consummation of its acquisition by Tyco were significantly lower than the entity’s earnings in prior periods. The decrease in reported earnings in the period immediately preceding the consummation of an acquisition, which decreases were for the most part due to non-recurring charges, raise the issue as to whether the acquired entity’s pre-merger financials had been improperly manipulated in order to increase reported earnings subsequent to the consummation of the acquisition.

For example, the recorded quarterly results for AMP show a decline in profits prior to the acquisition by Tyco and an increase in profits following the acquisition. Tyco approved its acquisition of AMP on November 20, 1998 and the acquisition was consummated April 2, 1999. AMP’s reported EBIT for the last quarter of 1998 was $85 million and its EBIT for the first quarter of 1999, the quarter prior to the transaction, was a loss of $12 million; AMP’s reported EBIT for the second quarter of 1999, the quarter after the transaction, was $245 million. The increase in EBIT recognized between the March 1999 quarter and the June 1999 quarter relates primarily to a decrease in cost of sales. The cost of sales percentage for AMP during the 18-month period to March 31, 1999 was roughly comparable with the market data. The cost of sales percentage then decreased against both historic levels and market levels during the June 1999 and the September 1999 quarters. According to segment management: (1) the decrease in cost of sales was because AMP classified research, development, and engineering as cost of sales while Tyco shows this as a separate line item outside of cost of sales; and (2) the December 31, 1998 quarter and the March 31, 1999 quarter had one-time charges related to inventory write-down associated with restructuring action. According to segment management, the drastic increase in EBIT after the merger was due to (1) the growth in the global connector market experienced during 1999 allowing more efficient manufacturing;5 (2) the removal of approximately 5,900 employees from the cost base of the company during the June 1999 quarter and the removal of a further 1,500 employees in the September 1999 quarter; (3) extraordinary charges related to the defense of the attempted Allied Signal takeover, in the amounts of $26 million in the quarter ended December 31, 1998 and $51 million in the quarter ended March 31, 1999; and (4) an increase of $20 million from a pension curtailment gain in the quarter ended June 30, 1999.

Similarly, Tyco’s acquisition of Raychem was announced May 19, 1999 and consummated August 12, 1999. Internal Tyco documents raise issues whether actions taken by Raychem, even if consistent with GAAP, artificially reduced revenue or increased expenses in the quarter immediately prior to the consummation of the acquisition, and artificially inflated earnings and cash flow in subsequent quarters. These actions included directions from Raychem management to hold back shipments and pay all bills received whether due or not, prior to the consummation of the acquisition. These documents fit the pattern discussed above of the Company’s aggressive use of numerous accounting opportunities where available to enhance earnings in the first few quarters after companies were acquired, compared to the period just before acquisition. Raychem’s reported EBIT for the quarters ending June 1998, September 1998, December 1998, and March 1999 were $25 million, $64 million, $55 million, and $55 million, respectively. The quarter ending September 1999 was divided into two approximately six week periods: the period from July 1, 1999 through August 12, 1999 with EBIT of a loss of $48 million, and the period from August 13, 1999 to September 30, 1999 with an EBIT of $38 million.

5    Segment management stated that AMP did not take advantage of this growth in the connector market during the first half of the year because the business was focusing on internal issues (related to the Company’s matrix business model, acquisition by Tyco, and successful defense of the hostile takeover attempt by Allied Signal).

The Surgical merger presents similar issues. Surgical’s reported results also declined during the quarter immediately prior to the merger, as compared with quarters prior to and after the consummation of the merger. In the quarter ended September 30, 1998, immediately prior to the merger, revenues decreased to $242.2 million, a 33% decline from the previous quarter. The following quarter, the first quarter following the merger, revenues increased 47%, to $355.2 million. A factor resulting in the decrease in revenues was that historically, Surgical gave customers more favorable credit terms and cash and volume discounts near the end of the quarters, which resulted in an increase in demand. Segment management has explained that in the quarter prior to the merger, Tyco and Surgical agreed that Surgical would avoid extraordinary discounts and maintain standard pricing terms throughout the quarter in order to contract inventory levels in the distribution channel and avoid the related distribution strain. This resulted in a decrease in revenues during the quarter ended September 30, 1998 as compared to the prior quarter.

In September 1998, Surgical accrued $132.1 million related to changes in the contractual terms of long-term contributions granted to hospitals and academic institutions under a program called the Centers of Excellence. Prior to September 1998, Surgical’s grants and contributions to these institutions extended over a period of years but were cancelable at any time by either party. Effective September 30, 1998, the Company amended certain agreements by committing itself to contributions over a long-term period, generally five years. The change in the terms of the grants resulted in the Company accruing future grant awards, and therefore immediately recognizing the expenses associated with them. This in turn had the effect of accelerating expenses just prior to the merger and accordingly, reducing expenses (and thereby increasing earnings) subsequent to the merger. The stated business purpose for such amendments was to alleviate the concern of grant recipients that the Tyco/Surgical merger would ultimately result in eliminating the grants.

In addition to the issues raised by the foregoing examples, there was both a notable lack of documentation supporting the establishment and utilization of reserves and a pattern of aggressive purchase accounting in the application of APB 16, including:

■
Reductions in book value of acquired assets (reserves for accounts receivable, inventories, and fixed asset write downs), with virtually no allocations to increase tangible depreciable assets (rarely were inventory or fixed assets stepped up in value);

■
Additions to existing reserves previously recorded by the acquired entity, including significant reserves recorded for matters not reserved previously by the acquired entity (e.g., warranty and environmental accruals);

■	Reserves for exit costs, which included amounts that did not qualify as exit costs; and

■	Expansive and liberal use of FAS 38 for litigation and other accruals recorded in purchase accounting, some of which were subsequently reversed back to goodwill upon further review and analysis.

In analyzing reserve utilization for the 15 transactions reviewed where there was sufficient documentation on the nature of the reserve to reach a conclusion, a $30 million charge for Surgical severance expenses erroneously charged against the AMP corporate restructuring reserve, is the largest charge against the reserves identified that was inconsistent with the purpose of the reserve. Most reversals of the reserves after the one-year allocation period under FAS 38 were reversed to goodwill. A significant number of acquisition and merger related reserves being reversed as a result of further analysis by segment management were noted, suggesting that initial entries may not have been fully supported by contemporaneous documentation. However, so long as the reserves were reversed to goodwill, their establishment and subsequent reversal would not have the effect of inflating the Company’s reported earnings. There were some instances of reversals to income, and such reversals were timed on a number of occasions for the purpose of making EBIT targets. Among the 15 transactions scrutinized, three companies (Raychem, Mallinckrodt, and Wells Fargo) had reversals of reserves to income; these reversals totaled approximately $41.4 million over the period 1997-2001.

With respect to the fifteen transactions examined in detail, the following particular accounting entries were erroneous:

AMP:

(1) $15 million of anticipated legal costs related to severed employees were accrued as part of a restructuring reserve and later were deemed unnecessary, resulting in a reversal in the same year of $5 million. The remaining $10 million charge to earnings in fiscal year 1998 was used inappropriately to pay for future severance costs. However, these severance costs would have been recorded through the same non-recurring line item as the reversal of the $10 million excess reserve and thus the Company was not required to book any net adjusting correction of fiscal year 2002.

(2) $30 million of Surgical severance expenses were charged inappropriately against a corporate restructuring reserve established for the AMP merger. Although consolidated Tyco pre-tax earnings would have been the same, the segment pre-tax earnings of Tyco Healthcare would have been $30 million lower in fiscal year 1999 and the segment earnings of Tyco Electronics would have been $30 million higher for the same period.

(3) $5 million of Fire & Security Services relocation costs were accrued inappropriately in the restructuring reserve established at corporate in connection with AMP. Although consolidated Tyco pre-tax earnings would have been the same, the segment pre-tax earnings of Tyco Fire & Security Services would have been $5 million lower in fiscal year 1999 and the segment earnings of Tyco Electronics would have been $5 million higher for the same period.

Mallinckrodt:

The purchase price used to record the acquisition was understated by $120 million as a result of incorrectly computing the value of equity securities issued by Tyco to acquire Mallinckrodt and $115 million as a result of incorrectly computing the value of employee stock options issued by Tyco to replace similar employee stock options at Mallinckrodt. This had the effect of understating goodwill and equity by $235 million and overstating pre-tax earnings as a result of the related goodwill amortization that would have been recognized, in the amount of $5.6 million in Fiscal Year 2001.

Raychem:

(1) The inventory acquired was not recorded at the appropriate amount required by purchase accounting rules. Management’s estimate of the amount of inventory understatement is $34.3 million. Not recording these inventory costs had the effect of overstating pre-tax earnings by $13.3 million and $21.0 million for fiscal year 1999 and fiscal year 2000, respectively. In fiscal year 2001, the Company had estimated that the amount of understated inventory was $26.2 million, and charged that amount against earnings, understating pre-tax earnings in that year. The remaining $8.1 million in understatement has been corrected.

(2) Upon the acquisition of Raychem, the Company reversed into income a $945,000 reserve that was established prior to the acquisition for an inventory dispute between AMP and Raychem. This had the effect of overstating fiscal year 2000 pre-tax earnings by $945,000.

(3) Salary costs related to unproductive time for employees were accrued in purchase accounting. This resulted in an overstatement of goodwill of $2.3 million, and an overstatement of pre-tax earnings in fiscal year 1999.

(4) Excess reserves for severance and relocation payments over and above the stated policy were accrued in purchase accounting, overstating goodwill and fiscal year 2000 pre-tax earnings by $2 million. Because $600,000 of this amount was later reversed to goodwill, the resulting overstatement was $1.4 million.

(5) Previously existing accounts receivable were not recognized in purchase accounting and subsequently were recognized in income when collected, overstating goodwill and fiscal year 2000 pre-tax earnings by $500,000.

(6) Legal reserves established in purchase accounting of $5.4 million for Chemelex were not required and subsequently were reversed into income, overstating goodwill by $5.4 million, and overstating fiscal year 2001 pre-tax earnings by $5.4 million, respectively.6

Sensormatic:

(1) Excess legal costs were accrued in purchase accounting, overstating goodwill by $1.8 million. Because this was discovered and corrected before the books for fiscal year 2002 were closed, this item had no impact on pre-tax earnings.

(2) Interest expense related to debt assumed subsequent to the acquisition was capitalized improperly in purchase accounting, overstating goodwill and fiscal year 2002 pre-tax earnings by $1.6 million.

(3) Exit costs were accrued in purchase accounting for a facility that was not closed, overstating goodwill by $500,000. Because this was discovered and corrected before the books for fiscal year 2002 were closed, this item had no impact on pre-tax earnings.

Sherwood:

(1) Employee retention costs were inappropriately accrued in purchase accounting, instead of being expensed as incurred. This had the effect of overstating goodwill and fiscal year 1999 pre-tax earnings by $1.5 million.

(2) IT implementation and temporary employee costs related to a failed implementation project were inappropriately charged against a reserve accrued in purchase accounting, instead of being expensed as incurred. This had the effect of overstating goodwill by $700,000 and overstating fiscal year 1998 and fiscal year 1999 pre-tax earnings by $438,000 and $262,000, respectively.

Simplex:

Excess fringe benefit costs of $0.6 million were inappropriately accrued in purchase accounting and subsequently reversed into income. This had the effect of overstating goodwill and fiscal year 2001 pre-tax earnings by $.6 million.

6    In addition, the Company established a legal reserve in the amount of $10 million in connection with anticipated settlement costs of a patent infringement dispute with Murata Seisakusho KK. The Company thereafter reduced this reserve to $3 million, and increased income by $7 million. The Company also established a legal reserve totaling $6.7 million for a dispute over tariff code classifications for circuit protection devices imported by Raychem into Korea and Taiwan. The Company thereafter released $3.7 million of the reserve into income.
In each case, the reversals into income occurred after what the Company and its auditors concluded were favorable developments and were considered resultant from changes in estimates as required by FAS 38 and not corrections of errors in the original estimates. However, the lack of contemporaneous documentation makes it difficult to evaluate the reasonableness of the original estimates.

US Surgical:

(1) Inventory acquired (ABBI Tables) was charged against a merger-related restructuring reserve and subsequently was sold with the entire proceeds being recognized as profit, understating fiscal year 1998 and overstating fiscal year 1999 pre-tax earnings by $2.2 million.

(2) A pig farm and a related investment in Alexion used for research were charged against a merger-related restructuring reserve and subsequently were sold two months later with the entire proceeds being recognized as profit, understating fiscal year 1998 and overstating fiscal year 1999 pre-tax earnings by $4.5 million.

(3) Legal fees were accrued as part of a restructuring reserve and were reversed subsequently into income. This had the effect of understating fiscal year 1998 and overstating fiscal year 1999 pre-tax earnings by $2 million.

(4) Restructuring expenses were accrued without supporting documentation and subsequently were reversed into income, understating fiscal year 1998 and overstating fiscal year 1999 pre-tax earnings by $4 million.

Wells Fargo:

(1) Sales and use taxes were accrued in purchase accounting even though the Company was indemnified by the seller and would not be liable for such taxes. The accrual was reversed subsequently into income, overstating goodwill and fiscal year 2000 pre-tax earnings by $4.4 million.

(2) Costs to maintain idle capacity during the transition of customers to the ADT network were accrued inappropriately in purchase accounting, overstating goodwill and fiscal year 1998 pre-tax earnings by $3 million.

The Company has corrected the following errors:

Business Segment	Issue	Prior to Fiscal 2000	Fiscal 2000	Fiscal 2001	Total
Healthcare
	Mallinckrodt – Measurement date/Assumed Options valuation	0.0	0.0	5.6	5.6
	Sherwood – Retention bonuses	1.5	0.0	0.0	1.5
	Sherwood – IT implementation & other	1.7	0.0	0.0	1.7

Electronics	Raychem – Inventory valuations	13.3	21.0	(26.2)	8.1
	Raychem – Litigation settlement	0.0	1.0	0.0	1.0
	Raychem – Non-exit salary reserves	2.3	0.0	0.0	2.3

	Raychem – tariff reserve reversals	0.0	0.0	5.4	5.4
	SSI – Accrual for unfavorable transition services agreements	3.9	0.0	0.0	3.9

Fire & Security	Wells Fargo – Excess accrual for sales and use tax	0.0	4.4	0.0	4.4
	Simplex – Employee fringe benefit over accrual	0.0	0.0	0.6	0.6
	Scott – Supply contract reserve	0.0	0.0	1.6	1.6

	Total Pre-tax erroneous accounting entries	$22.7	$26.4	($13.0)	$36.1

The most significant examples of acquisition accounting entries with respect to which questions were raised but where the Company with the concurrence of its auditors has concluded that no change should be made involve the Sherwood and SSI transactions. As part of Tyco’s February 27, 1998, purchase of Sherwood, Tyco acquired a product line named Angio Seal. The Angio Seal trade name was valued by a third party appraiser at $9 million and tangible book value of the physical assets of the Angio Seal business was established at $11.4 million. As part of the Sherwood transaction Tyco recorded $1.3 billion of additional goodwill that was not at that time allocated among the component parts of Sherwood. In October 1998, Chase Bank was retained to explore the possible sale of Sherwood assets. In December 1998, Chase informed the Company that four companies had expressed interest in the Angio Seal business and that three companies had made tentative bids ranging from $75 million to $200 million. A definitive agreement to sell Angio Seal to St. Jude Medical for $167 million was signed February 4, 1999, and the sale closed March 16, 1999 for $167 million. At the time of the sale to St. Jude, $28.1 million of the $1.3 billion in goodwill recorded as a result of the Sherwood transaction was allocated to Angio Seal, and $7.5 million in other termination costs were incurred, resulting in a recorded gain on the sale of Angio Seal of $111 million.

Tyco disposed of Angio Seal because Sherwood’s cardiovascular business did not fit into Tyco Healthcare’s product strategy. Tyco’s segment management explained the $111 million increase in the value of the Angio Seal business as follows: First, Angio Seal’s profitability increased after the acquisition through higher sales volumes and dramatically reduced operating costs (the company had historically operated the product line at a loss). Second, Tyco increased the distribution channels through Tyco Healthcare’s existing international infrastructure. Third, the presence of a unique strategic buyer increased the value of the Angio Seal business and, in particular, the Angio Seal business was more valuable to St. Jude because St. Jude already had an existing infrastructure and complementary products.

On the basis of information currently available, the Company with the concurrence of its auditors has concluded that there is not a sufficient basis to revise the accounting treatment of the Angio Seal transaction because of the contemporaneous and independent valuation of Angio Seal and because the post-acquisition expressions of interest lacked sufficient confidence to alter the independent valuation.

A second example of acquisition accounting with respect to which questions were raised but as to which the Company with the concurrence of its auditors has concluded that no change is required involves an inconsistency between the purchase agreements and the accounting treatment for a non-compete agreement that was part of the purchase of Sherwood from American Home Products (“AHP”). The acquisition agreements allocated $177 million of the purchase price to a non-competition agreement with AHP. However, the non-competition agreement was not separately valued in the Company’s purchase accounting as an intangible asset, but was instead included in goodwill and effectively amortized over a 40-year period. The Company’s view at that time was that the agreement did not have any independent value since AHP was in the Pharmaceutical/Drug business and not in the commodity health care product lines. Thus, after the sale of Sherwood, AHP was not expected to have any presence in Tyco’s markets and management believed the non-competition agreement had no independent value. On the basis of information currently available, the Company with the concurrence of its auditors has concluded that the accounting treatment for the non-compete agreement should not be revised.

A third example of acquisition accounting entries with respect to which questions were raised but as to which the Company with the concurrence of its auditors concluded that no change in accounting is required involves SSI and an unfavorable procurement contract. At the time of its acquisition by Tyco in June 30, 1997 SSI was contractually bound to purchase fiber optic cable from a third party. In purchase accounting, the Company established a reserve by $45.8 million relating to this contract, based on segment management’s belief that the cable could be internally manufactured at a cost that would be $45.8 million less than the contract cost over the life of the contract. Although SSI did not have the capability to manufacture the cable prior to the merger, Tyco, through its Simplex plant in Newington, NJ, did have that capability. Moreover, it was clear that Tyco could manufacture the product more economically than it could purchase the product from the third party under the SSI contract. The effect of the reserve established was to set aside $45.8 million for the higher cost of the fiber optic cable at the time of the acquisition, as opposed to recognizing the expenses resulting from such higher cost after the combination and over the course of the contract. This in turn had the effect of reducing Tyco’s expenses and increasing Tyco’s earnings in the period after the acquisition of $45.8 million compared to not creating the reserve. In purchase accounting, assets and liabilities are required to be reflected at fair value. As a general matter, the fair value of a contract would be measured against the market. The Company with the concurrence of its auditors believed at the time and continues to believe that the manufacturing cost is a reasonable basis for assessing fair value of the contractual obligation and that, under the specific circumstances described above, the establishment of the reserve was proper.

The foregoing three examples are the only instances involving more than $10 million identified in the review of the 12 purchase accounting transactions where significant issues were raised but the Company with the concurrence of its auditors concluded that the original accounting was appropriate.7

E.    Significant Corporate Level Adjusting Journal Entries.

All individual adjusting journal entries of $10 million or more in size, or all contemporaneous multiple like-kind adjustments that aggregate to $10 million or more in size, taken at Tyco’s corporate level between Fiscal Years 1999 and 2002 within 15 days before and after the books were closed after the end of each quarter were examined. A total of 286 individuals at Tyco as well as 13 PWC personnel were interviewed in order to gain an understanding of the consolidation process.

The following classifications were made for the “top side” adjustments:

■
General Accounting – entries that would have been made at the segment or the Tyco US level but had not been made prior to the segment submitting its results to the consolidation team due to time constraints or other reasons.

■	Reserve Adjustment – similar to the General Accounting adjustments, except that they usually affect only reserves and accruals.

■
Restructuring-Corporate – entries made in the consolidation process to either: (i) correct the restructuring reserves originally recorded at the segment; (ii) correct the charges against the reserves as recorded by the segment; or (iii) establish reserves at the corporate level.

■	Purchase Accounting – Adjustments to purchase accounting reserves at the Tyco corporate level.

■	Restructuring-Field – These are similar to the “Restructuring Costs” entries but relate solely to the 15 acquisitions reviewed in the field.

■	Taxes – Made each quarter to record the tax provision equal to Tyco’s effective tax rate as well as other miscellaneous tax-related adjustments.

■	SAB 101 Accounting – Tyco’s adoption of SAB 101 and related retroactive adjustments to all previous quarters and any other adjustments that may be necessary to continue to keep Tyco SAB 101 compliant.

■	SEC Adjustments – These adjustments were made following Tyco’s amended filing of financial statements in connection with the SEC’s limited review during fiscal year 1999.

7    As previously noted, there were additional instances where there was insufficient documentation to determine whether there were or were not significant issues.

■	Intercompany/Elimination/Contra – These adjustments are for eliminations of intercompany transactions.

Tyco uses the Hyperion system for consolidating its financials. Segments report financial results through a Hyperion accounting system to the corporate level and the Hyperion system produces a consolidated balance sheet and profit and loss statement. Separate entries are created for “top side” adjustments in Hyperion for each segment and are consolidated into a “Non-Operating Entity” balance sheet and Income Statement. “Top Side” entries related to a particular segment are then communicated to the segment so that it can reconcile the balances resulting in the consolidation.

Tyco’s Hyperion software is a sophisticated consolidation tool and appears mathematically and mechanically accurate. In general, however, the documentation supporting the consolidation process is limited. Many of the General Accounting and other entries have limited contemporaneous documentary support. In certain instances the support, if any, provides little or no additional documentation than the journal entry itself. Also, much of the documentation was not centrally located. A large portion of the documentation located was maintained throughout Tyco’s finance department and not included in Tyco’s consolidation binders.

For certain categories, the contemporaneous documentation available often does not provide (i) an adequate description of the entry; (ii) the identification of the Tyco employee who requested or initiated the entry; (iii) the identification of the Tyco employee who prepared the adjustment; and (iv) written approval by management. Written procedures or standard forms for use in the consolidation process do not appear to exist.

In addition, the Senior Vice President of Finance employed a process to record the offsetting effect of audit adjustments from the segment level at the corporate level. This practice was occasioned by the fact that the Company closed its books relatively quickly at the segment level. After becoming aware of an error in the segment level books identified by the Company’s auditors, and in lieu of recording the error at the segment level, the Senior Vice President of Finance would typically effect an offsetting correction at the corporate level. The net effect of these corporate adjustments would be to substantially offset the adjustments proposed at the segment level. This process does not appear to have had either the purpose or effect of artificially inflating the Company’s current income. In fact, for 15 of the quarters in the relevant period, the net impact of these adjustments was in fact to reduce, not to increase, income. Nevertheless, the process can affect the results reported at the segment level and the Company will not follow that routine in the future.

F.     TIGSA

TIGSA functions as Tyco’s holding company and corporate finance entity. TIGSA was capitalized primarily with the shares of Tyco’s European holding company, TGS. Accordingly, a large part of the book value of TIGSA’s assets consists of shares in TGS. The balance of TIGSA’s assets consists of inter-company loans.

TIGSA uses the money it borrows from the public and banks to make inter-company loans to its subsidiaries who in turn capitalize the operating subsidiaries with debt and equity. TIGSA lends the proceeds of its bank and public borrowings to non-US affiliates primarily on an indirect revolving basis. The use of the revolving loan arrangements permits efficient cash management by allowing excess cash balances of affiliates to be swept into TFG bank accounts and redirected to Tyco entities with cash needs.

TIGSA is not involved in commercial activities, other than hedging the interest rate exposure on its obligations. TIGSA passes on all of its currency risk of loss and opportunity for gain in its hedge arrangements to World Services, Inc. (“WSI”). WSI is a Tyco affiliate, organized under the laws of the Bahamas, where much of Tyco group’s hedging activity is concentrated.

TIGSA maintains a number of intercompany accounts that are as follows:

■	investments in subsidiaries – account used to record entries relating to TIGSA’s investments in subsidiaries and the return on such investments.

■	intercompany receivables – account used to record entries relating to loans that TIGSA makes to its affiliates.

■	intercompany interest income – account used to record entries relating to the interest income that TIGSA earns on loans that it makes to its affiliates.

■	intercompany hedge gain/loss – account used to record entries relating to interest rate hedging arrangements that TIGSA enters into with its affiliate, WSI.

No unreconciled inter-company transactions between TIGSA and other Tyco subsidiaries were identified in the review.

G.    Other Issues

1.  Estimated useful lives of domestic ADT residential dealer accounts.

ADT has historically estimated the useful life of residential customer installations (whether internally- or dealer-generated) at ten years. It is this period over which the cost of acquiring accounts in the United States from dealers is amortized and over which the capitalized cost of the company initiated U.S. accounts is depreciated. An independent appraisal prepared in May 2001, estimated the useful life of both dealer accounts and of company initiated residential accounts in the U.S. to be longer than the ten year period used for book purposes (11.6 years and 13.5 years respectively). The Company’s records also indicated that dealer accounts had an annual attrition rate of 14% of installations (i.e., of 100 installations 14 would disconnect in the first year, 12 would disconnect in the second year, 10.4 would disconnect in the fourth year, etc.). At the end of ten years a 14% attrition rate would result in there being 22 accounts remaining from an original pool of 100 accounts. The Company believes that this expected 14% attrition rate also confirms a useful life of at least 10 years.

During fiscal years 2001 and 2002, the attrition rate of dealer accounts has increased significantly.8 This raises the issue of whether the estimated useful life should now be estimated at less than 10 years. The useful lives as estimated by the methodology used in the independent appraiser’s May 2001 appraisal of dealer accounts is a function of the data used; elimination of certain accounts and periods about which reasonable questions can be raised would result in significantly shorter estimated lives. Moreover, it is particularly difficult to accurately estimate useful lives of ADT accounts purchased from dealers because the dealer program is relatively young, has grown significantly in recent years (more than half of the total accounts purchased since the program’s inception were purchased in the last two years), and the credit status of the program’s accounts has changed over time.

Management believes that there is not now sufficient evidence to warrant changing the estimated useful lives of ADT accounts. Management’s reasons include:

■	uncertainty whether the attrition rates of the last 19 months (since the American Appraisers’ May 2001 appraisal) represents a trend that will persist;

■	the fact that company initiated accounts continue to show estimated useful lives in excess of 10 years;

■	the fact that dealer accounts that disconnect in the first six months historically have been charged back to the dealers and that this period has been extended to 12 months;

■
the fact that poor credit risk accounts (accounts with a Beacon score below 625) has decreased from over 40% in earlier years to approximately 25% for accounts acquired in 2000 and 2001 and were eliminated entirely for accounts acquired subsequent to September 2002;

■
the fact that the Company has already announced its decision to use specific account identification for dismantlements (which will provide for write-off of the net book value of an account upon its cancellation) for accounts purchased in the fiscal year beginning October 1, 2002.

The uncertainty concerning useful lives will be disclosed in the Company’s current financial statements, and attrition rates and other data over the next year will be

8    In fiscal years 2002 and 2001, the attrition rates were 15.34% and 15.28%, respectively. In fiscal year 2000, the attrition rate was 12.72% and in fiscal year 1999 it was 9.36%. The months of October and November of 2003 show attrition rates of 18.75% and 16.20%, respectively.

monitored and analyzed to determine whether a change in estimated useful lives, and a resulting write-off or write-down, is appropriate in the future.

2.  The 1999-2000 SEC Inquiry.

In 1999 and 2000, the SEC conducted a Matter Under Inquiry (“MUI”) concerning the Company’s acquisition accounting. At the beginning of the inquiry, the SEC requested that Tyco produce various categories of documents. The SEC then established priorities for the production of documents. Assisted by its counsel, Tyco then began to collect and produce documents. Tyco and the SEC agreed that documents requested by the SEC would not be produced at one time, but would be produced in rolling productions. Tyco and the SEC agreed that documents would be produced throughout the course of the inquiry pursuant to priorities set by the SEC. In July 2000, the SEC closed its informal inquiry. A large quantity of documents collected by Tyco and its counsel in connection with the SEC’s document request had not been produced to the SEC at the time the SEC closed its inquiry in July 2000. During the course of the Phase 2 work of the Boies Firm, the Company advised the SEC of the existence of certain documents responsive to its original request in 1999 that had not been produced prior to the July 2000 closing of the SEC’s inquiry and, on November 27, 2002, the SEC subpoenaed all documents that had been collected but not produced in 1999 and 2000 in connection with the SEC’s informal inquiry. These documents were produced to the SEC staff on December 20, 2002.

3.  Other Adjustments

In conjunction with the recently completed annual audit performed by the Company’s auditors, the Company has restated its Forms 10-Q for the periods ending December 31, 2001, March 31, 2002, and June 30, 2002. In addition, the Company has recorded adjustment to the unaudited results previously discussed in its October 24, 2002 press release for the quarter ending September 30, 2002. The adjustments, including the adjustments related to the Phase 2 review, are as follows ($ in millions):

		Fiscal 2002
Issue		Q1	Q2	Q3	Q4	Total
ADT Dealer Reimbursements	(1)	185.9	0.0	0.0	0.0	185.9
Gain on Issuance of Shares of Subsidiary	(2)	39.6	(39.6)	0.0	0.0	0.0
Acquisition Accounting & Reserves Corrections	(3)	36.1	0.0	0.0	0.0	36.1

Elimination of Intercompany Profit Margin	(4)	29.0	16.0	3.9	(48.9)	0.0
Elimination of Capitalized Interest on TGN	(5)	0.0	16.1	14.8	(30.9)	0.0
TGN Impairment	(6)	0.0	(61.1)	0.0	61.1	0.0
Other Misc Adjustments	(7)	0.0	0.2	(0.3)	(1.3)	(1.4)

Tyco Infrastructure Goodwill impairment	(8)	0.0	0.0	112.8	(26.9)	85.9
TyCom Goodwill Impairment	(9)	0.0	0.0	218.6	(218.6)	0.0
Restructuring and Other Unusual Charges	(10)	0.0	0.0	0.0	(32.7)	(32.7)
Tyco Infrastructure Audit Adjustments	(11)	0.0	0.0	0.0	77.3	77.3
ADT Capitalized Costs	(12)	0.0	0.0	0.0	31.1	31.1

Total Pre-tax Adjustments		290.6	(68.4)	349.8	(189.8)	382.2

(1)
The Company determined the amounts reimbursed from dealers under ADT’s authorized dealer program exceeded the costs actually incurred. The cumulative effect of reimbursements recorded in years prior to fiscal 2002 in excess of costs incurred, net of the deferred credit, which would have been amortized, is $185.9 million. This charge relating to prior years has been recorded in the quarter ending December 31, 2001.

(2)
The Company determined that the gain of $64.1 million on the issuance of TyCom shares previously reported for fiscal 2001 should have been lower by $39.6 million. This charge relating to prior years has been recorded in the quarter ending December 31, 2001. In addition, a related impairment charge previously recorded in the quarter ending March 31, 2002 has been reversed.

(3)	Acquisition Accounting & Reserves Corrections – see earlier discussion. This charge relating to prior years has been recorded in the quarter ending December 31, 2001.

(4)
The Company determined that the elimination of $48.9 million of inter-company profit margin on sales between Tyco Infrastructure and Tyco Electronics, previously recorded in the quarter ending September 30, 2002 should have been properly recorded in the quarters ending December 31, 2001, March 31, 2002, and June 30, 2002 as noted in the table.

(5)
The Company determined that excess capitalized interest relating to the construction of the TGN, which was corrected in the quarter ending September 30, 2002 should have been properly recorded in the quarters ending March 31, 2002 and June 30, 2002.

(6)
The Company determined that as a result of the corrections noted in #4 and 5 above, the impairment charge relating to the TGN was overstated in the quarter ending March 31, 2002 and understated in the quarter ending September 30, 2002.

(7)	Amounts relate to other miscellaneous audit adjustments.

(8)
The Company corrected its calculation of the goodwill impairment charge related to Tyco Infrastructure due to changes in the assumed income tax rate in present value of future cash flow models. This correction resulted in an increase of the goodwill charge in the quarter ending June 30, 2002 of $112.8 million, and a decrease in the goodwill charge of $26.9 million in the quarter September 30, 2002, or a net increase to the goodwill charge for the year of $85.9 million.

(9)
The Company corrected its calculation of the goodwill impairment charge related to TyCom due to changes in the assumed income tax rate in present value of future cash flow models. This correction resulted in an increase of the goodwill charge in the quarter ending June 30, 2002 of $218.6 million, and a decrease in the goodwill charge of $218.6 million in the quarter September 30, 2002, or a net change to the goodwill charge for the year of zero.

(10)
The Company, in connection with the completion of its year-end audit, determined that its estimate of the restructuring and other unusual costs for the quarter ending September 30, 2002 was overstated by $32.7 million.

(11)
The Company, in connection with the completion of its year-end audit, recorded additional costs and expenses relating to its Tyco Infrastructure business, primarily related to contract accounting adjustments, and provisions for receivables

(12)	The Company, in connection with the completion of its year-end audit, expensed additional costs previously capitalized relating to the upgrade of ADT’s subscriber assets totaling $31.1 million.

H.     Conclusions and Recommendations

In summary:

1.	There was no significant or systemic fraud affecting the Company’s prior financial statements;

2.	There were a number of accounting entries and treatments that were incorrect and were required to be corrected;

3.	The incorrect accounting entries and treatments are not individually or in the aggregate material to the overall financial statements of the Company;

4.
The Company’s prior management engaged in a pattern of aggressive accounting which, even when in accordance with Generally Accepted Accounting Principles, was intended to increase reported earnings above what they would have been if more conservative accounting had been employed; and

5.
Reversal or restatement of prior accounting entries and treatments resulting from prior management’s aggressive accounting would not adversely affect the Company’s reported cash flow for 2003 and thereafter. Reversal or restatement of prior accounting entries and treatments resulting from prior management’s aggressive accounting would not materially adversely affect the Company’s reported revenue and earnings for 2003 and thereafter.

Management has concluded that the following policies and procedures should be adopted in furtherance of the Company’s goal of improving its accounting and corporate governance:

1.
Improving Documentation.  As discussed above, in the past there was a notable lack of documentation explaining and justifying both a number of accounting judgments (e.g., the creation of reserves, allocation of the purchase price of acquisitions) and certain corporate governance issues (e.g., uses of corporate assets, approval of employee loans and compensation). In the future the Company will increase the quality and detail of documentation for both accounting judgments and corporate governance decisions.

2.
Formal Approval Procedures.  Related to poor documentation was the lack of a formal approval process for making charitable contributions, approving and modifying employee compensation and the use of corporate funds and assets, making and approving employee loans, and making and approving restructuring decisions at the segment or unit level. In the future, the Company will establish and monitor more formal approval procedures.

3.
Non-recurring Charges.  For each of the twelve consecutive quarters in the fiscal years 1999-2001 the Company reported restructuring and non-recurring charges. Such a practice, when repeatedly employed, implicates the validity of the characterization of the charges as one time charges. Even where charges and expenses can reasonably be classified as non-recurring charges, the extent to which the Company used non-recurring charges, particularly when combined with the widespread creation of reserves, can have the effect of reducing the clarity and effectiveness of the financial statements in conveying to investors the most accurate picture of the Company’s operations. In the future the Company will reduce the extent to which it characterizes expenses as one time, non-recurring charges.

4.
Board of Directors.  As previously reported, the entire Board of Directors appointed at the last Annual General Meeting (“AGM”) has agreed not to stand for re-election at the next AGM. A number of Directors have already resigned and been replaced and Board Committees have been reconstituted. The Board of Directors has reviewed all of its responsibilities to ensure that it has procedures to assure that it is receiving sufficient information to fulfill its obligations. This includes a formal review of all equity compensation plans, compensation programs, and other similar programs with written approval or disapproval. For any delegated responsibilities to committees or officers, the Board will ensure that the delegation fits within certain parameters and that the Board regularly reviews the performance of the committee or officer to whom the responsibility has been delegated. At least annually, the Board and an appropriate committee will review charitable contributions, compensation to officers, loans to employees, and the use of corporate assets. The Board is preparing and will approve detailed written charters for each of the committees of the Board that clearly articulate the committee’s duties and responsibilities.

5.	Accounting Principles. The Company in general took aggressive approaches in its accounting, including its acquisition accounting, the classification of charges and expenses as non-recurring, amortization and depreciation decisions, recognition of revenue, and capitalization of expenses. Such a pattern of aggressive accounting, even when individual accounting decisions comply with GAAP, can reduce the clarity and usefulness of financial statements. The Company will adopt accounting controls and procedures which improve the clarity and consistency of its financial statements and which are intended to be neutral as to the timing of the recognition of expenses and revenues (e.g., the Company in conjunction with its external auditors has modified its recognition of dealer fees in the ADT business; announced that it will adopt specific account identification for disconnects in its ADT business; reduced the amount of expense that the Company capitalizes in connection with the Company’s installation of 1-800 upgrades; and undertaken certain adjustments related to its Earth Tech subsidiary).

6.
Disclosures. In the past, the Company’s Chief Corporate Counsel allowed certain disclosure decisions to be made solely by the Chief Financial Officer without proper approval from the General Counsel’s office. The Company has adopted procedures to require coordination through the Office of the Chief Corporate Counsel of all factual and legal disclosure decisions taken by the Company. The Company will also enhance its Management Discussion and Analysis reporting to include accounting practices and policies.

7.
Corporate Controls. In the past, the Company allowed individual segments to create and modify bonus programs. In the future, the Company will create company wide bonus programs, as adapted to the particular needs of individual subsidiaries, that are fixed and that do not authorize special bonuses that have not been approved as directed by the Board of Directors or its Compensation Committee. In addition, the Company will standardize personnel policies to prevent unwarranted disparities in compensation levels, bonuses, retention, and severance agreements. The Company has already created a new employee code of conduct and code of conduct for all financial executives. The Company has also: (1) issued a new delegation of authority to govern, among other business processes, the expenditure or commitment of funds; (2) initiated a controllership assessment process to identify the status of key routines and controls; (3) realigned reporting such that the business units’ CFOs and General Counsel report directly to the corporate CFO and corporate General Counsel, respectively; (4) supplemented senior audit partners assigned from the company’s auditors to significantly expand audit procedures; (5) instituted a requirement for representation letters, similar to the CEO and CFO certification, from business units’ key financial and legal corporate executives; and (6) instituted detailed operating reviews with the CEO and CFO and each business unit.

8.
Centralized Loan Programs. The Company is centralizing all corporate programs, such as relocation programs, travel and expense programs, and loan programs. Existing employee loan programs will be eliminated and, if replaced, such programs will be carefully designed and monitored consistent with applicable law and regulations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.

By:	/s/ WILLIAM B. LYTTON
William B. Lytton Executive Vice President and General Counsel

Dated: December 30, 2002